                                                                   Exhibit 15.01


May 12, 2003

Hartford Life, Inc.
690 Asylum Avenue
Hartford Plaza
Hartford, Connecticut 06115

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Hartford Life, Inc. and subsidiaries for the three-month periods ended March 31, 2003 and 2002, as indicated in our report dated May 9, 2003; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the three-months ended March 31, 2003, is incorporated by reference in Registration Statement Nos. 33-28805 and 333-28807 on Form S-8 and Registration Statement Nos. 333-21865 and 333-56283 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.



DELOITTE & TOUCHE LLP
Hartford, Connecticut